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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 5)*

                               RIVIANA FOODS INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    769536103
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1 (b)

[X] Rule 13d-1 (c)

[ ] Rule 13d-1 (d)

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CUSIP No. 769536103                   13G                     Page 1 of 11 Pages


1) NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Abbeville Family Partnership, L.P.
         72-1265430

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                   (b) [ ]

3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         Louisiana

NUMBER OF SHARES        5)      SOLE VOTING POWER                  5,015,352

BENEFICIALLY OWNED      6)      SHARED VOTING POWER                None

BY EACH REPORTING       7)      SOLE DISPOSITIVE POWER             5,015,352

PERSON WITH:            8)      SHARED DISPOSITIVE POWER           None

9)       AGGREGATE AMOUNT BENEFICIALLY                             5,015,352
         OWNED BY EACH REPORTING PERSON                            (See Item 4.)

10)      CHECK IF THE AGGREGATE AMOUNT                             Not
         IN ROW (9) EXCLUDES                                       Applicable
         CERTAIN SHARES [   ]

11)      PERCENT OF CLASS REPRESENTED BY                           35.7%
         AMOUNT IN ROW (9)

12)      TYPE OF REPORTING PERSON                                  PN


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CUSIP No. 769536103                   13G                     Page 2 of 11 Pages


1) NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Charles R. Godchaux

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                   (b) [ ]


3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

NUMBER OF SHARES        5)      SOLE VOTING POWER                    492,133

BENEFICIALLY OWNED      6)      SHARED VOTING POWER                5,015,352

BY EACH REPORTING       7)      SOLE DISPOSITIVE POWER               492,133

PERSON WITH:            8)      SHARED DISPOSITIVE POWER           5,015,352

9)       AGGREGATE AMOUNT BENEFICIALLY                             5,510,985
         OWNED BY EACH REPORTING PERSON                            (See Item 4.)

10)      CHECK IF THE AGGREGATE AMOUNT                             Not
         IN ROW (9) EXCLUDES                                       Applicable
         CERTAIN SHARES [ ]

11)      PERCENT OF CLASS REPRESENTED BY                           39.2%
         AMOUNT IN ROW (9)

12)      TYPE OF REPORTING PERSON                                  IN



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CUSIP No. 769536103                   13G                     Page 3 of 11 Pages


1) NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Theresa G. Payne

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                   (b) [ ]


3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

NUMBER OF SHARES        5)      SOLE VOTING POWER                     23,940

BENEFICIALLY OWNED      6)      SHARED VOTING POWER                5,015,352

BY EACH REPORTING       7)      SOLE DISPOSITIVE POWER                23,940

PERSON WITH:            8)      SHARED DISPOSITIVE POWER           5,015,352

9)       AGGREGATE AMOUNT BENEFICIALLY                             5,039,292
         OWNED BY EACH REPORTING PERSON                            (See Item 4.)

10)      CHECK IF THE AGGREGATE AMOUNT                             Not
         IN ROW (9) EXCLUDES                                       Applicable
         CERTAIN SHARES [ ]

11)      PERCENT OF CLASS REPRESENTED BY                           35.9%
         AMOUNT IN ROW (9)

12)      TYPE OF REPORTING PERSON                                  IN



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CUSIP No. 769536103                   13G                     Page 4 of 11 Pages


1) NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Leslie K. Godchaux

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                   (b) [ ]

3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

NUMBER OF SHARES        5)      SOLE VOTING POWER                     25,200

BENEFICIALLY OWNED      6)      SHARED VOTING POWER                5,039,352

BY EACH REPORTING       7)      SOLE DISPOSITIVE POWER                25,200

PERSON WITH:            8)      SHARED DISPOSITIVE POWER           5,039,352

9)       AGGREGATE AMOUNT BENEFICIALLY                             5,064,552
         OWNED BY EACH REPORTING PERSON                            (See Item 4.)

10)      CHECK IF THE AGGREGATE AMOUNT                             Not
         IN ROW (9) EXCLUDES                                       Applicable
         CERTAIN SHARES [ ]

11)      PERCENT OF CLASS REPRESENTED BY                           36.0%
         AMOUNT IN ROW (9)

12)      TYPE OF REPORTING PERSON                                  IN



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CUSIP No. 769536103                   13G                     Page 5 of 11 Pages


1) NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Frank K. Godchaux

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                   (b) [ ]

3)       SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

NUMBER OF SHARES        5)      SOLE VOTING POWER                     24,000

BENEFICIALLY OWNED      6)      SHARED VOTING POWER                5,015,352

BY EACH REPORTING       7)      SOLE DISPOSITIVE POWER                24,000

PERSON WITH:            8)      SHARED DISPOSITIVE POWER           5,015,352

9)       AGGREGATE AMOUNT BENEFICIALLY                             5,039,352
         OWNED BY EACH REPORTING PERSON                            (See Item 4.)

10)      CHECK IF THE AGGREGATE AMOUNT                             Not
         IN ROW (9) EXCLUDES                                       Applicable
         CERTAIN SHARES [ ]

11)      PERCENT OF CLASS REPRESENTED BY                           35.9%
         AMOUNT IN ROW (9)

12)      TYPE OF REPORTING PERSON                                  IN



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CUSIP No. 769536103                   13G                     Page 6 of 11 Pages


ITEM 1(A).        NAME OF ISSUER:
                  Riviana Foods Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  2777 Allen Parkway
                  Houston, Texas  77019

ITEM 2(A).        NAME OF PERSON FILING:
                  Abbeville Family Partnership, L.P.
                  Charles R. Godchaux
                  Theresa G. Payne
                  Leslie K. Godchaux
                  Frank K. Godchaux

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Abbeville Family Partnership, L.P.
                  P. O. Box 269
                  Abbeville, Louisiana  70511

                  Charles R. Godchaux
                  P. O. Box 278
                  Abbeville, Louisiana  70511

                  Theresa G. Payne
                  4345 Chickering Lane
                  Nashville, Tennessee  37215

                  Leslie K. Godchaux
                  P. O. Box 278
                  Abbeville, Louisiana  70511

                  Frank K. Godchaux
                  P. O. Box 278
                  Abbeville, Louisiana  70511

ITEM 2(C).        CITIZENSHIP:

                  Abbeville Family Partnership, L.P. is a Louisiana partnership in commendam (limited partnership). Charles R. Godchaux, Theresa G. Payne, Leslie K. Godchaux and Frank K. Godchaux are citizens of the United States.

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CUSIP No. 769536103                   13G                     Page 7 of 11 Pages


ITEM 2(D).        TITLE OF CLASS OF SECURITIES:
                  Common Stock, par value $1.00 per share

ITEM 2(E).        CUSIP NUMBER:
                  769536103

ITEM 3. IF THIS STATEMENT IF FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
                  Not Applicable

ITEM 4.           OWNERSHIP

                  1.       Abbeville Family Partnership, L.P.

                  (A)      AMOUNT BENEFICIALLY OWNED:
                           5,015,352 shares

                  (B)      PERCENT OF CLASS:
                           35.7%

                  (C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                           (i)      Sole power to vote or to direct the vote:
                                    5,015,352 shares
                           (ii)     Shared power to vote or to direct the vote:
                                    None
                           (iii) Sole power to dispose or to direct the disposition of:
                                    5,015,352 shares
                           (iv) Shared power to dispose or to direct the disposition of:
                                    None



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CUSIP No. 769536103                   13G                     Page 8 of 11 Pages


                  2.       Charles R. Godchaux

                  (A)      AMOUNT BENEFICIALLY OWNED:
                           5,510,985 shares

                  (B)      PERCENT OF CLASS:
                           39.2%

                  (C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                          (i)       Sole power to vote or to direct the vote:
                                    492,133 shares
                          (ii)      Shared power to vote or to direct the vote:
                                    5,015,352 shares (See Item 6.)
                          (iii) Sole power to dispose or to direct the disposition of:
                                    492,133 shares
                          (iv) Shared power to dispose or to direct the disposition of:
                                    5,015,352 shares (See Item 6.)

                  The amount of shares shown as beneficially owned in Item 4(a) above also includes 3,500 shares owned of record by Mr. Godchaux's wife who exercises sole voting and investment authority with respect thereto, and as to which Mr. Godchaux disclaims beneficial ownership.

                  3.       Theresa G. Payne

                  (A)      AMOUNT BENEFICIALLY OWNED:
                           5,039,292 shares

                  (B)      PERCENT OF CLASS:
                           35.9%

                  (C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                           (i)      Sole power to vote or to direct the vote:
                                    23,940 shares
                           (ii)     Shared power to vote or to direct the vote:
                                    5,015,352 shares (See Item 6.)
                           (iii) Sole power to dispose or to direct the disposition of:
                                    23,940 shares
                           (iv) Shared power to dispose or to direct the disposition of:
                                    5,015,352 shares (See Item 6.)

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CUSIP No. 769536103                    13G                    Page 9 of 11 Pages


                  4.       Leslie K. Godchaux

                  (A)      AMOUNT BENEFICIALLY OWNED:
                           5,064,552 shares

                  (B)      PERCENT OF CLASS:
                           36.0%

                  (C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                           (i)      Sole power to vote or to direct the vote:
                                    25,200 shares
                           (ii)     Shared power to vote or to direct the vote:
                                    5,039,352 shares (See Item 6.)
                           (iii) Sole power to dispose or to direct the disposition of:
                                    25,200 shares
                           (iv) Shared power to dispose or to direct the disposition of:
                                    5,039,352 shares (See Item 6.)

                  5.       Frank K. Godchaux

                  (A)      AMOUNT BENEFICIALLY OWNED:
                           5,039,352 shares

                  (B)      PERCENT OF CLASS:
                           35.9%

                  (C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                           (i)      Sole power to vote or to direct the vote:
                                    24,000 shares
                           (ii)     Shared power to vote or to direct the vote:
                                    5,015,352 shares  (See Item 6.)
                           (iii) Sole power to dispose or to direct the disposition of:
                                    24,000 shares
                           (iv) Shared power to dispose or to direct the disposition of:
                                    5,015,352 shares (See Item 6.)

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  Not Applicable

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CUSIP No. 769536103                    13G                   Page 10 of 11 Pages


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            A. Charles R. Godchaux

            The 5,015,352 shares identified in Items 4(c)(ii) and (iv) above are owned of record by the Abbeville Family Partnership, L.P. (the "Limited Partnership"), with respect to which Mr. Godchaux, in his capacity as President of a corporate general partner of the Limited Partnership, shares voting and investment authority with two other general partners. The Limited Partnership has the right to receive the dividends from, and the proceeds from the sale of, said shares.

            B. Theresa G. Payne

            The 5,015,352 shares identified in Items 4(c)(ii) and (iv) above are owned of record by the Abbeville Family Partnership, L.P. (the "Limited Partnership"), with respect to which Ms. Payne, in her capacity as Chairman of the Board of a corporate general partner of the Limited Partnership, shares voting and investment authority with two other general partners. The Limited Partnership has the right to receive the dividends from, and the proceeds from the sale of, said shares.

            C. Leslie K. Godchaux

            Of the 5,039,532 shares identified in Items 4(c)(ii) and (iv) above
            (a) 5,015,352 shares are owned of record by Abbeville Family Partnership, L.P. (the "Limited Partnership"), with respect to which Ms. Godchaux, in her capacity as a general partner of the Limited Partnership, shares voting and investment authority with two other general partners. The Limited Partnership has the right to receive the dividends from, and the proceeds from the sale of, said shares and (b) 24,000 shares are held in various trusts to which Ms. Godchaux shares voting and investment authority as a co-trustee.

            D. Frank K. Godchaux

            The 5,015,352 shares identified in Items 4(c)(ii) and (iv) above are owned of record by Abbeville Family Partnership, L.P. (the "Limited Partnership"), with respect to which Mr. Godchaux, in his capacity as President of a corporate general partner of the Limited Partnership, shares voting and investment authority with two other general partners. The Limited Partnership has the right to receive the dividends from, and the proceeds from the sale of, said shares.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            Not Applicable

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CUSIP No. 769536103                    13G                   Page 11 of 11 Pages


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP
            Not Applicable

ITEM 10.    CERTIFICATION
            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of these securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Dated: February 8, 2001

                                       ABBEVILLE FAMILY PARTNERSHIP, L.P.

                                       By:  FGCG Inc., General Partner

                                       *CHARLES R. GODCHAUX, Chairman
                                        of the Board and President


                                       By:  TD Inc., General Partner

                                       *THERESA G. PAYNE, Chairman of the Board
                                       *FRANK K. GODCHAUX, President

                                       *LESLIE K. GODCHAUX, General Partner


                                       *By  /s/  ELIZABETH B. WOODARD
                                                  ELIZABETH B. WOODARD
                                       Under Special Power of Attorney Dated
                                       February 8, 2001 Attached as Exhibit A